Exhibit 99.1
Global Water Resources Reports First Quarter 2021 Results

PHOENIX, AZ – May 5, 2021 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the first quarter ended March 31, 2021. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Q1 2021 Financial Highlights
•Revenues increased 12.5% to $9.3 million, driven by organic connection growth, increased consumption, and increased rates.
•Cash and cash equivalents totaled $18.2 million at March 31, 2021.

•Declared three monthly cash dividends of $0.02434 per common share, or $0.29208 per share on an annualized basis.
Q1 2021 Operational Highlights
•Total active service connections increased 8.5% to 50,162 at March 31, 2021 from 46,227 at March 31, 2020.
•Entered into a master utility agreement with Nikola Corporation to provide water and wastewater services to its new manufacturing plant in Coolidge, Arizona, adjacent to Inland Port Arizona.
•Signed agreements to acquire two small water utility companies, Twin Hawks Utility and Rincon Water Company. The company filed for regulatory approval of these acquisitions in April and anticipates a decision in the second half of the year.
•Distributed over $0.1 million in the company's recently expanded customer assistance program for those who had difficulty paying their utility bills due to COVID-19.

Management Commentary

“Just over one year into the global pandemic, Global Water continues to perform very well, including and most importantly our track record relating to environmental compliance, and the health, safety, and satisfaction of our customers and employees,” stated Global Water Resources president and CEO, Ron Fleming. “In Q1, total revenues were $9.3 million, up 12.5% versus the same year-ago quarter. The increase was driven by greater water consumption, organic growth in connections, and increased rates.

“During the quarter, we continued to ramp up capital investments as required to manage the growth indicated and for new service areas. We also started the infrastructure design and engineering efforts for Inland Port Arizona, a 2,700 acre or 3.4 square mile property located in the City of Coolidge. We believe the project will help us expand our current service areas and establish new service areas.

“In January, we announced a master utility agreement to serve a Nikola manufacturing facility that is located next to Inland Port Arizona. Construction of the plant is underway and we are working on the first stages of implementing a water and wastewater solution for the site. While we do not anticipate Nikola's initial usage demand to be material, we are encouraged by the related long-term growth prospects of the larger Inland Port Arizona area.

“We remain well positioned with a strong balance sheet and disciplined strategy. Given our cash and cash equivalents of $18.2 million and unused credit line of $10 million, we believe this allows us to be a great utility partner for the communities we have the privilege to serve, as well as to pursue expansion through organic growth, acquisitions, and new projects both big and small.

“We continue to evaluate potential acquisitions of water and wastewater utilities across the State of Arizona, from the very small to very large. We remain confident about our near-term opportunities, and plan to make additional ‘tuck-in’ acquisitions this year.

“Coming up in August, we have a regulatory hearing regarding our rate case filing. Any new rates established by the filing would be effective for most of our utilities through and up to a three-year phase-in period starting in January of next year. Rate cases are typically a lengthy process, and there can be no guarantees as to the timing or outcome.

“We anticipate continued growth across all areas of our business supported by ongoing population and job growth throughout metro-Phoenix and our other service areas. We plan to remain at the forefront of the water management industry, as we advance our mission of achieving efficiency and consolidation for the benefit of our shareholders and the communities we serve.”

Q1 2021 Financial Summary

Revenues

Total revenues in the first quarter of 2021 increased $1.0 million, or 12.5%, to $9.3 million compared to $8.2 million in the same period in 2020. This increase was primarily driven by an increase of 8.5% in active service connections combined with an increase in usage and rates.

Operating Expenses

Operating expenses increased $1.8 million, or 27.7%, to $8.2 million in the first quarter of 2021 compared to $6.4 million in the same period in 2020. The increase was primarily attributed to increased general and administrative expenses associated with increased deferred compensation which is directly tied to the increase in the company's stock price. Further contributing to the expense increase in the first quarter of 2021 was the significant reduction to deferred compensation in the first quarter of 2020 as a result of the pandemic and its negative impact to the company's stock price.

Other Expense

Total other expense increased $0.1 million to $1.3 million in the first quarter of 2021, compared to $1.2 million in the first quarter of 2020. The increase in other expense was primarily attributed to reduced interest income received in the first quarter of 2021.

Net Income (Loss)

Net loss totaled $0.2 million, or $(0.01) per share, in the first quarter of 2021, compared to net income of $0.4 million, or $0.02 per share, in the same period in 2020. The decrease was primarily attributed to the decrease in operating income, which was primarily driven by the increases in operations and maintenance and general and administrative expenses, partially offset by increases in water, wastewater, and recycled water services revenue.

Adjusted EBITDA

Adjusted EBITDA decreased $0.5 million, or 12.7%, to $3.6 million in the first quarter of 2021, compared to $4.1 million for the same period in 2020. The decrease was due to increased operating expenses, which was partially offset by an increase in revenue from organic connection growth, increased consumption, and higher rates (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources
Cash and cash equivalents totaled $18.2 million at March 31, 2021, as compared to $18.0 million at December 31, 2020. The increase was primarily due to cash generated from operating activities. As of March 31, 2021, the company has no notable near-term cash expenditures, other than the first principal payment on its debt obligation in the amount of $1.9 million due in December 2021.

Subsequent to the end of the first quarter of 2021, the company extended the maturity date for its three-year revolving $10 million credit line from April 30, 2022 to April 30, 2024. The full amount under this credit line remains available to-date.

Dividend Policy
The company recently declared a monthly cash dividend of $0.02434 per common share (or $0.29208 per share on an annualized basis), which will be payable on May 28, 2021 to holders of record at the close of business on May 14, 2021.

Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company will also continue to aggregate water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of March 31, 2021, active service connections increased by 3,935, or 8.5%, to 50,162, compared to 46,227 at March 31, 2020. The increase in active service connections was primarily due to growth in the company's service areas. As of March 31, 2021, the vacancy rate was 0.5%.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2019 and 2020, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its first quarter 2021 results tomorrow, followed by a question and answer period.

Date: Thursday, May 6, 2021
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10013969

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 20, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10013969

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 16 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater, and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) restricted stock expense related to awards made to executive officers.

Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that this measure provides our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans and our ability to complete additional acquisitions, our dividend policy, trends relating to population growth, active service connections, regulated revenue, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the success of our rate application and the timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$345,897	$340,193
Less accumulated depreciation	(103,624)	(101,302)
Net property, plant and equipment	242,273	238,891
CURRENT ASSETS:
Cash and cash equivalents	18,209	18,033
Accounts receivable — net	1,735	2,147
Customer payments in-transit	155	306
Unbilled revenue	2,499	2,304
Prepaid expenses and other current assets	694	665
Total current assets	23,292	23,455
OTHER ASSETS:
Goodwill	4,591	4,600
Intangible assets — net	11,185	11,185
Regulatory asset	2,086	2,036
Restricted cash	3,934	3,272
Other noncurrent assets	9	—
Total other assets	21,805	21,102
TOTAL ASSETS	287,370	283,448
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	533	531
Accrued expenses	10,131	8,261
Deferred revenue	2	4
Customer and meter deposits	1,564	1,558
Long-term debt and capital leases — current portion	2,032	2,035
Total current liabilities	14,262	12,389
NONCURRENT LIABILITIES:
Long-term debt and capital leases	112,641	112,659
Deferred revenue - ICFA	18,121	17,843
Regulatory liability	8,002	7,986
Advances in aid of construction	80,025	76,384
Contributions in aid of construction — net	14,488	14,632
Deferred income tax liabilities — net	3,574	3,652
Acquisition liability	1,773	1,773
Other noncurrent liabilities	3,892	3,942
Total noncurrent liabilities	242,516	238,871
Total liabilities	256,778	251,260
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,691,105 and 22,690,477 shares issued as of March 31, 2021 and December 31, 2020, respectively.	227	227
Treasury stock, 103,109 and 102,711 shares at March 31, 2021 and December 31, 2020, respectively.	(1)	(1)
Paid in capital	30,366	31,962
Retained earnings	—	—
Total shareholders' equity	30,592	32,188
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$287,370	$283,448

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
REVENUES:
Water services	$3,986	$3,388
Wastewater and recycled water services	5,243	4,823
Unregulated revenues	29	19
Total revenues	9,258	8,230

OPERATING EXPENSES:
Operations and maintenance	2,499	2,232
General and administrative	3,490	2,088
Depreciation and amortization	2,226	2,113
Total operating expenses	8,215	6,433
OPERATING INCOME	1,043	1,797

OTHER INCOME (EXPENSE):
Interest income	5	52
Interest expense	(1,325)	(1,338)
Other	15	49
Total other expense	(1,305)	(1,237)

INCOME (LOSS) BEFORE INCOME TAXES	(262)	560
INCOME TAX BENEFIT (EXPENSE)	45	(206)
NET INCOME (LOSS)	$(217)	$354

Basic earnings (loss) per common share	$(0.01)	$0.02
Diluted earnings (loss) per common share	$(0.01)	$0.02
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	22,587,766	22,333,425
Diluted	22,587,766	22,391,930

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(217)	$354
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	775	(582)
Depreciation and amortization	2,226	2,113
Amortization of deferred debt issuance costs and discounts	11	14
Other (gains) and losses	—	2
Provision for doubtful accounts receivable	42	40
Deferred income tax (benefit) expense	(79)	210
Changes in assets and liabilities
Accounts receivable	370	(111)
Other current assets	(74)	21
Accounts payable and other current liabilities	798	587
Other noncurrent assets	(50)	20
Other noncurrent liabilities	999	502
Net cash provided by operating activities	4,801	3,170
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,269)	(3,525)
Other cash flows from investing activities	—	(9)
Net cash used in investing activities	(3,269)	(3,534)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,650)	(1,629)
Advances in aid of construction	987	280
Principal payments under capital lease	(31)	(26)
Loan repayments	—	(17)
Proceeds from sale of stock	—	11,739
Debt issuance costs paid	—	—
Payments of offering costs for sale of stock	—	(218)
Net cash (used) provided by financing activities	(694)	10,129
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	838	9,765
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	21,305	9,095
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$22,143	$18,860

Supplemental disclosure of cash flow information:

	March 31, 2021	March 31, 2020
Cash and cash equivalents	$18,209	$17,137
Restricted Cash	3,934	1,723
Total cash, cash equivalents, and restricted cash	$22,143	$18,860

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020 is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Net Income (Loss)	$(217)	$354
Income tax benefit (expense)	(45)	206
Interest income	(5)	(52)
Interest expense	1,325	1,338
Depreciation and amortization	2,226	2,113
EBITDA	3,284	3,959
Management option expense	112	115
Restricted stock expense	159	—
EBITDA adjustments	271	115
Adjusted EBITDA	$3,555	$4,074